Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 18, 2018

BY AND AMONG

CF MUTUAL HOLDING COMPANY,

CINCINNATI BANCORP,

CINCINNATI FEDERAL

AND

KENTUCKY FEDERAL SAVINGS AND LOAN ASSOCIATION

TABLE OF CONTENTS

Page No.

ARTICLE I Definitions	2
ARTICLE II The Merger	6
2.1 The Merger	6
2.2 Closing	7
2.3 Effective Date; Effective Time	7
2.4 Effect on Outstanding Shares of Mid-Tier Common Stock	7
2.5 Alternative Structure	7
ARTICLE III Representations and Warranties	8
3.1 Disclosure Letters	8
3.2 Representations and Warranties of KF	8
3.3 Representations and Warranties of the Cincinnati Federal Parties	21
ARTICLE IV Conduct Pending the Merger	28
4.1 Forbearances by KF	28
4.2 Forbearances by the Cincinnati Federal Parties	30
ARTICLE V Covenants	31
5.1 Acquisition Proposals	31
5.2 Advice of Changes	32
5.3 Access and Information	32
5.4 Applications; Consents	33
5.5 Antitakeover Provisions	34
5.6 Additional Agreements	34
5.7 Publicity	34
5.8 Stockholders’ Meeting; Members’ Meetings	34
5.9 Proxy Statements	36
5.10 Notification of Certain Matters	37
5.11 Employee Benefits Matters; Appointment of Officers; and Retention Bonuses	37
5.12 Indemnification	39
5.13 Board of Directors; Advisory Board	40
5.14 Branch Offices	40
5.15 Confidentiality	40
ARTICLE VI Conditions to Consummation	41
6.1 Conditions to Each Party’s Obligations	41
6.2 Conditions to the Obligations of the Cincinnati Federal Parties	41
6.3 Conditions to the Obligations of KF	42
ARTICLE VII Termination	43
7.1 Termination	43
7.2 Termination Fee	44

i

7.3 Effect of Termination	45
ARTICLE VIII Certain Other Matters	45
8.1 Interpretation	45
8.2 Survival	45
8.3 Waiver; Amendment	45
8.4 Counterparts	45
8.5 Governing Law	46
8.6 Expenses	46
8.7 Notices	46
8.8 Entire Agreement; etc	47
8.9 Successors and Assigns; Assignment	47

Exhibit A	Form of Voting Agreement

ii

Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of the April 18, 2018 (the “Agreement”), is made by and among CF Mutual Holding Company (the “MHC”), Cincinnati Bancorp (the “Mid-Tier”), Cincinnati Federal, and Kentucky Federal Savings and Loan Association (“KF”). Hereinafter, the MHC, the Mid-Tier and Cincinnati Federal are individually referred to as a “Cincinnati Federal Party” and collectively referred to as the “Cincinnati Federal Parties.”

Introductory Statement

The MHC is a federally-chartered mutual holding company with its principal office located at 6581 Harrison Avenue, Cincinnati, OH 45247. The MHC owns approximately 53.9% of the outstanding capital stock of the Mid-Tier.

The Mid-Tier is a federally-chartered stock corporation with its principal office located at 6581 Harrison Avenue, Cincinnati, OH 45247. The Mid-Tier owns 100% of the outstanding capital stock of Cincinnati Federal.

Cincinnati Federal is a federally-chartered stock savings association with its principal office located at 6581 Harrison Avenue, Cincinnati, OH 45247.

KF is a federally-chartered mutual savings association with its principal office located at 1050 Scott Street, Covington, KY 41011.

The MHC’s Board of Directors has determined that this Agreement, and the transactions contemplated hereby, are advisable and in the best interests of the MHC and its members.

The Mid-Tier’s Board of Directors has determined that this Agreement, and the transactions contemplated hereby, are advisable and in the best interests of the Mid-Tier and its stockholders.

Cincinnati Federal’s Board of Directors has determined that this Agreement, and the transactions contemplated hereby, are advisable and in the best interests of Cincinnati Federal and its sole stockholder, the Mid-Tier.

KF’s Board of Directors has determined that this Agreement, and the Merger (as defined in Article II) contemplated hereby, are advisable and in the best interests of KF and its members.

As a condition and inducement to the willingness of the Cincinnati Federal Parties to enter into this Agreement, each member of KF’s Board of Directors has entered into an agreement, dated as of the date hereof and in the form of Exhibit A hereto (the “Voting Agreement”), pursuant to which each director agrees to cast the votes he or she is entitled to cast as a member of KF in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe to the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Advisory Board	Section 5.13(b)
CFIS	Section 3.3(b)(i)
Cincinnati Federal	Introductory Statement
Cincinnati Federal Parties	Opening Paragraph
Cincinnati Federal Parties’ Employee Plan	Section 3.3(o)(i)
Cincinnati Federal Parties’ Members Meeting	Section 5.8(b)
Cincinnati Federal Parties’ Pension Plan	Section 3.3(m)(iii)
Cincinnati Federal Parties’ Proxy Statements	Section 5.9(a)
Cincinnati Federal Parties’ Qualified Plan	Section 3.3(m)(iv)
Cincinnati Federal Parties’ Stockholders’ Meeting	Section 5.8(a)
Closing	Section 2.2
Closing Date	Section 2.2
D&O Policy Disclosure Letter	Section 5.12(d) Section 3.1
Effective Date	Section 2.3
Effective Time	Section 2.3
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(n)
KF	Opening Paragraph
KF Continuing Employee	Section 5.11(a)
KF Employee Plans	Section 3.2(p)(i)
KF Financial Statements	Section 3.2(h)
KF Members’ Meeting	Section 5.8(d)
KF Qualified Plan	Section 3.2(p)(iv)
KF Pension Plan	Section 3.2(p)(iii)
KF Proxy Statement	Section 5.9(b)
KF Real Property	Section 3.3(q)
KF REO	Section 3.3(q)
Merger	Section 2.1(a)
MHC	Opening Paragraph
MHC Members’ Meeting	Section 5.8(b)
Mid-Tier	Opening Paragraph
Mid-Tier Financial Statements	Section 3.3(h)
Mid-Tier Form 10-K	Section 3.3
Mid-Tier SEC Reports	Section 3.3(r)(ii)
Mid-Tier Stockholders’ Meeting	Section 5.8(a)
PBGC	Section 3.2(p)(iii)
Pentegra Plan	Section 3.2(p)(viii)
Regulatory Order	Section 3.3(k)
Resulting Institution	Section 2.1(a)
Voting Agreement	Introductory Statement
Williamstown Office	Section 5.14

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to an Acquisition Transaction.

“Acquisition Transaction” means any proposal or offer with respect to the following (other than the transactions contemplated hereby): (i) any merger, consolidation, business combination, or other similar transaction involving KF; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of KF’s assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“affiliate” of a person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such person.

“Agreement” means this Agreement, as it may be amended and/or restated from time to time in accordance with its terms.

“Appraised Value” means the appraised value of KF as of the Effective Date, as set forth in the Independent Appraisal. The initial Appraised Value shall have been determined as of February 28, 2018. The Appraised Value will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the MHC, the Mid-Tier or Cincinnati Federal under ERISA Section 4001(b)(1) or IRC Section 414.

“ESOP” means the Cincinnati Federal Employee Stock Ownership Plan.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System (including the Federal Reserve Bank of Cleveland).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Independent Appraisal” shall mean the written report setting forth the appraisal of the fair market value of KF as determined by an independent appraiser expert in valuing mutual savings institutions, with such appraisal being acceptable to any Government Regulator who will approve such appraisal and to KF and the Cincinnati Federal Parties.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to a party hereto, actual knowledge of any officer or director of that party with a title of senior vice president or above.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan (including a loan participation interest), lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of the Cincinnati Federal Parties, taken as a whole, on the one hand or KF, on the other hand, as the context may dictate or that materially prevents, impairs or threatens the ability of either the Cincinnati Federal Parties or KF, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by the Agreement; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions or omissions by a party hereto required under this Agreement or taken or omitted to be taken with the prior written consent of the other party hereto, including the announcement of this Agreement and the transactions contemplated hereby, (iv) expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (vi) natural disaster or other force majeure event, shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii) and (v), unless it uniquely affects such party as compared to comparable U.S. banking organizations.

“Mid-Tier Common Stock” means the common stock, par value $0.01 per share, of the Mid-Tier.

“Mid-Tier Market Price Per Share” shall, if required by the FRB or the OCC, be determined by an independent appraiser that is an expert in valuing financial institutions organized in the mutual holding company structure. The Mid-Tier Market Price Per Share will be updated as of a date no earlier than 20 calendar days before the Effective Date.

“OCC” means the Office of the Comptroller of the Currency.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that KF’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisors, would, if consummated, result in a transaction that is more favorable to the members of KF than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II
The Merger

2.1       The Merger.

(a) General. At the Effective Time, KF will merge with and into Cincinnati Federal (the “Merger”), with Cincinnati Federal as the resulting/surviving institution (the “Resulting Institution”). At the Effective Time, the separate corporate existence of KF shall cease.

(b) Legal Effects of Merger. The legal effects of the Merger shall be as set forth in HOLA Section 10(s) and 12 C.F.R 5.33(l).

(c) Depositors and Borrowers of KF. Each holder of a deposit account in KF at the Effective Time, and each borrower from KF at the Effective Time and for so long as the borrowing remains in existence, shall have the same rights and privileges in the Resulting Institution as if such deposit account and borrowing, respectively, had been established at the Resulting Institution and deposit accounts and borrowings established at KF before the Effective Time shall confer on the depositors and borrowers, respectively, the same membership rights and privileges in the MHC as if such deposit accounts and borrowings had been established at Cincinnati Federal on the date established at KF.

(d) OCC and FRB Approvals. The Merger shall not be effective until and unless it is approved by the OCC in accordance with 12 U.S.C. §1828(c) and 12 C.F.R. §5.33 and by the FRB in accordance with 12 C.F.R. §239.7(a)(2).

(e) Home Office and Branch Offices of Resulting Institution. At the Effective Time, the home office of the Resulting Institution shall be located at 6581 Harrison Avenue, Cincinnati, OH 45247. At the Effective Time, the branch offices of Cincinnati Federal in lawful operation immediately before the Effective Time shall continue as branch offices of the Resulting Institution. Subject to Section 5.14, KF’s main office and its branch offices in lawful operation immediately before the Effective Date shall operate, at the Effective Time, as branch offices of the Resulting Institution; provided however, that such offices shall operate under the name “Kentucky Federal, a Division of Cincinnati Federal,” subject to applicable laws, rules and regulations governing names of divisions of federal savings associations.

(f) Business of Resulting Institution. At and after the Effective Time, the business of the Resulting Institution shall continue, without interruption, to be that of a federally-chartered stock savings association as provided in its Charter.

(g) Directors of Resulting Institution. At the Effective Time, and in accordance with Section 5.13(c), the directors of the Resulting Institution shall be those individuals serving as directors of Cincinnati Federal immediately before the Effective Time, as well as Philip E. Wehrman.

(h) Executive Officers of Resulting Institution. At the Effective Time, the executive officers of the Resulting Institution shall be those individuals serving as the executive officers of Cincinnati Federal immediately before the Effective Time.

(h) Charter and Bylaws of Resulting Institution. The Charter and Bylaws of Cincinnati Federal in effect immediately before the Effective Time shall be the Charter and Bylaws of the Resulting Institution.

2.2       Closing. The closing of the Merger (the “Closing”) will occur at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, NW, Suite 780, Washington, DC at 10:00 a.m. on the date agreed upon by the parties hereto within 30 days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or at such other location or such later date as the parties hereto may otherwise agree (the “Closing Date”).

2.3       Effective Date; Effective Time. The Merger shall become effective on such date as the parties hereto agree and as Cincinnati Federal shall certify to the OCC, and the OCC shall so certify, in accordance with 12 C.F.R. §5.33(m) (the “Effective Date”). Cincinnati Federal may specify a time of day during the Effective Date as the effective time of the Merger (the “Effective Time”).

2.4       Effect on Outstanding Shares of Mid-Tier Common Stock.

(a)       Subject to Section 2.4(b), each share of Mid-Tier Common Stock issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(b)       At the Closing, the Mid-Tier shall issue to the MHC a number of authorized shares of Mid-Tier Common Stock equal to the quotient obtained by dividing the Appraised Value of KF by the Mid-Tier Market Price Per Share.

2.5       Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Date, the Cincinnati Federal Parties may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised. In such event, the parties shall enter into such alternative transactions or take actions deemed necessary as the Cincinnati Federal Parties may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the members of KF; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond the date specified in Section 7.1(d); or (iii) change the benefits or other arrangements provided to or on behalf of KF’s directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III
Representations and Warranties

3.1       Disclosure Letters. Before the execution and delivery of this Agreement, KF has delivered to the Cincinnati Federal Parties, and the Cincinnati Federal Parties have delivered to KF, a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Sections 3.2 and 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter by a party shall not be deemed an admission by that party that such item represents a material exception or is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

3.2       Representations and Warranties of KF. Except as set forth in the KF’s Disclosure Letter, KF represents and warrants to the Cincinnati Federal Parties as follows:

(a)       Organization. KF is a savings association validly existing in the mutual form of organization under the laws of the United States of America. KF has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. KF is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on KF.

(b)       Subsidiaries. KF has no Subsidiaries.

(c)       Capital Structure. As of the date of this Agreement, (i) KF does not have any authorized or outstanding capital stock, and (ii) KF does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating KF to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of KF or obligating KF to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(d)       Authority. KF has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f) and this Section 3.2(d), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of KF’s Board of Directors, and, except for the approval and adoption of this Agreement by the members of KF, no other corporate proceedings on the part of KF are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by KF and constitutes a valid and binding obligation of KF, enforceable in accordance with its terms, subject to applicable receivership, conservatorship and supervisory powers of Governmental Regulators, as well as bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to specific performance and general principles of equity, whether applied in a court of law or a court of equity.

(e)       No Violations. The execution, delivery and performance of this Agreement by KF do not, and the consummation of the transactions contemplated by this Agreement will not, assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which KF (or any KF Property) is subject, (ii) violate the Charter or Bylaws of KF or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any KF Property or assets of KF under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which KF is a party, or to which any KF Property or assets may be subject, except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on KF.

(f)       Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by KF of this Agreement or the consummation by KF of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by federal banking authorities, including filings and notices with the FRB and the OCC. As of the date hereof, KF has no knowledge of any reason pertaining to KF why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition, restriction or requirement described in Section 6.2(f).

(g)       Governmental Filings. KF has filed all material reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the OCC and any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)       Financial Statements. KF has previously provided to the Cincinnati Federal Parties (i) KF’s audited balance sheet as of December 31, 2017 and the related audited statements of income, changes in retained earnings and cash flows for the fiscal year ended December 31, 2017, together with notes thereto, accompanied by the independent auditors’ report, and (ii) KF’s balance sheet as of December 31, 2016 and the related statements of income, changes in retained earnings and cash flows for the fiscal year ended December 31, 2016, which were subject to a Directors’ Exam (collectively, the “KF Financial Statements”). The KF Financial Statements were prepared from the books and records of KF, fairly present the financial position of KF at and as of the dates indicated and the results of operations, retained earnings and cash flows of KF for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby.

(i)       Absence of Certain Changes or Events. Since January 1, 2018, (i) KF has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on KF, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by KF to any of its directors, officers or employees, other than in conformity with the policies and practices of KF in the usual and ordinary course of its business, (iv) KF has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the policies and practices of KF in the usual and ordinary course of its business and (v) there has been no change in any accounting principles, practices or methods of KF other than as required by GAAP or Government Regulators.

(j)       Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to KF’s knowledge, threatened against or affecting KF or any KF Property or assets that (i) are seeking damages or declaratory relief against KF or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To KF’s knowledge, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against KF. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against KF.

(k)       Absence of Regulatory Actions. Since January 1, 2015, KF has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking (any of the foregoing, a “Regulatory Order”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Government Regulator prohibiting its disclosure to third parties under applicable law, rule or regulation. KF is an “eligible savings association,” as that term is defined in 12 C.F.R. §5.3(g).

(l)       Taxes. All federal, state and local tax returns required to be filed by or on behalf of KF have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by KF have been paid in full or adequate provision has been made for any such Taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of KF, and no claim has been made by any authority in a jurisdiction where KF does not file tax returns that KF is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to KF have been paid in full or adequate provision has been made for any such Taxes. KF has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. KF has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and KF has timely complied with all applicable information reporting requirements under Part III, Subchapter A, of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. KF is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment to any individual of any “excess parachute payments” within the meaning of IRC Section 280G.

(m)       Agreements.

(i)       KF’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) with an aggregate contractual value of greater than $20,000 remaining to which KF is a party or is bound:

(A)       with any officer of KF the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving KF of the nature contemplated by this Agreement;

(B)       with respect to the employment of any directors, officers, employees or consultants;

(C)       any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(D)       that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of KF (or, following the consummation of the transactions contemplated hereby, a Cincinnati Federal Party or any of its Subsidiaries), (2) obligates KF or any of its affiliates (or, following the consummation of the transactions contemplated hereby, a Cincinnati Federal Party or any of its Subsidiaries) to conduct business with any third-party on an exclusive or preferential basis, or (3) requires referrals of business or requires KF to make available investment opportunities to any person on a priority or exclusive basis;

(E)       pursuant to which KF may become obligated to invest in or contribute capital to any entity;

(F)       that relates to borrowings of money (or guarantees thereof) by KF in excess of $250,000, other than Federal Home Loan Bank borrowings and repurchase agreements entered into in the ordinary course of business;

(G)       which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $20,000 annually;

(H)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of KF;

(I)       that relates to the involvement of KF in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(J)       that relate to the acquisition or sale of any property, plant or equipment for a consideration exceeding 15% of the fixed assets of KF;

(K)       which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $10,000 per year or any ongoing arrangement totaling more than $20,000;

(L)       which is a management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the executive officers of KF participates, and any other management contract or any compensatory plan, contract, or arrangement in which any other executive officer of KF participates shall be identified unless immaterial in amount or significance; and

(M)       which is not of the type described in clauses (A) through (N) above and that involved payments by, or to, KF in the year ended December 31, 2017, or which could reasonably be expected to involve such payments during the year ending December 31, 2018, of more than $20,000 (excluding Loans or Deposits) or the termination of which would require payment by KF in excess of $20,000.

(ii)       KF is not in default under (and, to KF’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to KF’s knowledge, no other party to any such agreement (excluding any loan or extension of credit made by KF) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on KF.

(n)       Intellectual Property. KF owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. KF’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to KF for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that KF is licensed or authorized to use in its business, including without limitation any software licenses, but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the KF, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that KF is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to KF. KF has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that KF must license or refrain from using any intellectual property rights of a third party). To KF’s knowledge, KF has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of KF.

(o)       Labor Matters.

(i)       KF is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. KF is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and KF is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to KF’s knowledge, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving KF pending or, to KF’s knowledge, threatened.

(ii)       KF’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of KF and all present consultants or independent contractors providing services to KF; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave, if applicable. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(p)       Employee Benefit Plans.

(i)       KF’s Disclosure Letter contains a complete and accurate list of all pension, retirement, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in ERISA Section 3(3), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of KF (hereinafter referred to collectively as the “KF Employee Plans”). There has been no announcement or commitment by KF to create an additional KF Employee Plan, or to amend any KF Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such KF Employee Plan. With respect to each KF Employee Plan, KF has previously made available to the Cincinnati Federal Parties a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such KF Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such KF Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such KF Employee Plan, to the extent available, if the KF Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such KF Employee Plan is a KF Pension Plan and any subsequent changes to the actuarial assumptions contained therein. Each KF Employee Plan that provides for the payment of “deferred compensation,” including any employment agreement between KF and any employee, complies in all material respects with IRC Section 409A.

(ii)       There is no pending or, to KF’s knowledge, threatened litigation, administrative action or proceeding relating to any KF Employee Plan. All of the KF Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To KF’s knowledge, there has occurred no “prohibited transaction” (as defined in ERISA Section 406 or IRC Section 4975) with respect to the KF Employee Plans that is likely to result in the imposition of any penalties or Taxes upon KF under ERISA Section 502(i) or IRC Section 4975.

(iii)       No liability to the Pension Benefit Guarantee Corporation (the “PBGC”) has been or is expected by KF to be incurred with respect to any KF Employee Plan that is subject to Title IV of ERISA (“KF Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by KF or any ERISA Affiliate, except for ordinary and customary premiums payable to the PBGC in accordance with past practice. No KF Pension Plan had an “accumulated funding deficiency” (as defined in ERISA Section 302), whether or not waived, as of the last day of the end of the most recent plan year ending before the date hereof; the fair market value of the assets of each KF Pension Plan exceeds the present value of the “benefit liabilities” (as defined in ERISA Section 4001(a)(16)) under such KF Pension Plan as of the end of the most recent plan year with respect to the respective KF Pension Plan ending before the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such KF Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in ERISA Section 4043) for which the 30-day reporting requirement has not been waived has been required to be filed for any KF Pension Plan within the 12-month period ending on the date hereof. KF has not provided, and is not required to provide, security to any KF Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to IRC Section 401(a)(29). Neither KF, nor any ERISA Affiliate, has contributed to any “multiemployer plan,” as defined in ERISA Section 3(37).

(iv)       Each KF Employee Plan that is an “employee pension benefit plan” (as defined in ERISA Section 3(2)) and which is intended to be qualified under IRC Section 401(a) (a “KF Qualified Plan”) has received a favorable determination letter from the IRS, and, to KF’s knowledge, there are not any circumstances likely to result in revocation of any such favorable determination letter.

(v)       KF does not have any obligations for post-retirement or post-employment benefits under any KF Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or IRC Section 4980B, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by KF to any person which is an “excess parachute payment” (as defined in IRC Section 280G), increase or secure (by way of a trust or other vehicle) any benefits payable under any KF Employee Plan or accelerate the time of payment or vesting of any such benefit.

(vi)       All contributions required to be made with respect to a KF Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any KF Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of KF. Each KF Employee Plan that is an employee welfare benefit plan under ERISA Section 3(1) is either (A) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of IRC Section 419 or (B) unfunded.

(vii)       KF’s Disclosure Letter contains a calculation of the severance payment and a description of other benefits payable to each director, officer or employee of KF that is a party to a severance, change in control or employment agreement, assuming that such person’s service with KF terminates as of the Effective Time.

(viii)       KF participates in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”). As to the Pentegra Plan, KF has “frozen” participation eligibility as of January 1, 2007 and benefit service accrual as of June 30, 2016. KF’s Disclosure Letter contains a calculation of the estimated withdrawal liability with respect to the Pentegra Plan as of March 31, 2018.

(q)       Title to Assets.

(i)                 The KF Disclosure Letter contains a complete and accurate list of all real property owned or leased by KF and used in KF’s business as currently conducted (“KF Real Property”) and of all properties owned by KF classified as “Real Estate Owned” or words of similar import (“KF REO”). KF has good and marketable title to KF Real Property and KF REO (including any real property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) free and clear of any Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of KF Real Property or KF REO subject thereto or affected thereby. Each lease pursuant to which KF is lessee or lessor, if any, is valid and in full force and effect and neither KF, nor, to KF’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. KF has previously delivered to the Cincinnati Federal Parties a complete and correct copy of any such lease (s). KF Real Property is in a good state of maintenance and repair (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations and zoning laws and are considered by KF to be adequate for the current business of KF. To KF’s knowledge, none of the buildings, structures or other improvements located on KF Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way.

(ii)              KF has good and valid title to all personal property, tangible or intangible (except as otherwise set forth herein) reflected in KF’s Financial Statements (the “Personal Property”) free and clear of all Liens except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, and (iii) such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the Personal Property subject thereto or affected thereby, excluding such Personal Property sold or disposed of by KF in the ordinary course of business..

(r)       Compliance with Laws. KF conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on KF. KF has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to KF’s knowledge, threatened. KF is not in violation of, and KF has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on KF. This Section 3.2(r) shall not be applicable to environmental matters; all such representations and warranties shall be addressed in Section 3.2(s).

(s)       Environmental Matters.

(i)       Each of the KF Real Property and the KF REO, and, to KF’s knowledge, the Loan Properties are, and have been, during the period of KF’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)       There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to KF’s knowledge, threatened, before any court, or Governmental Entity against KF Real Property or, to KF’s knowledge, any KF REO, (A) for alleged noncompliance with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material at any such property.

(iii)       To KF’s knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or KF in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, at a Loan Property.

(iv)       KF has not received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that KF may be in violation of, or liable under, any Environmental Law.

(v)       To KF’s knowledge, there are no underground storage tanks at any KF Real Property and no underground storage tanks have been closed or removed from any KF Real Property.

(vi)       To KF’s knowledge, during the period of the ownership or operation by KF of any KF Real Property, there has been no release of Hazardous Materials in violation of Environmental Law in, on, under or affecting such properties. To KF’s knowledge, before the period of the ownership or operation by KF of any of its KF Real Property, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(t)       Loan Portfolio; Allowance for Loan Losses; Asset Quality.

(i)       All Loans owned by KF were made in all material respects for good, valuable and adequate consideration in the ordinary course of business and in accordance with policies and procedures approved by the KF Board of Directors and, to KF’s knowledge, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(ii)       With respect to each Loan owned by KF in whole or in part:

(A)       the promissory note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium readjustment of debt or laws of general application relative to or affecting the enforcement of creditors’ rights;

(B)       KF has not modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)       KF is the sole holder of legal and beneficial title to each Loan (or its participation interest, as applicable), except as otherwise referenced on the books and records of KF;

(D)       the original note and the related security documents are included in the Loan files, and copies of such documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed expect as otherwise disclosed by the applicable documents in the Loan file;

(E)       with respect to a Loan held in the form of a participation interest, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium readjustment of debt or laws of general application relative to or affecting the enforcement of creditors’ rights;

(F)       there is no pending or, to KF’s knowledge, threatened, condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of KF; and

(G)       to KF’s knowledge, there is no litigation or proceeding pending or, to KF’s knowledge, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan.

(iii)       Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, FRB Regulations O and Z, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)       The allowance for loan losses reflected in KF’s audited balance sheet as of December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in KF’s Reports for periods ending after December 31, 2017 will be, in the opinion of KF’s management and its Independent Auditors, adequate under GAAP as of such dates.

(v)       KF’s Disclosure Letter sets forth a true and complete listing, as of March 31, 2018, of:

(A)       all Loans that have been classified (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import listed by category, including the amounts thereof; and

(B)       all Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by KF due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(vi)       Any asset of KF that is classified as “Real Estate Owned” or words of similar import that is included in any non-performing assets of KF is listed in the KF Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that “current” shall mean within the past 12 months.

(vii)       (A) KF’s Disclosure Letter sets forth a list of all Loans as of the date hereof by KF to any directors and executive officers (as such terms are defined in FRB Regulation O) of KF, (B) there are no Loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with FRB Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(u)       Deposits. The deposit accounts of KF are insured by the FDIC to the maximum extent permitted by law. None of the deposit accounts of KF is a “brokered” deposit.

(v)       Anti-takeover Provisions Inapplicable. KF has taken all actions required by it to exempt the Cincinnati Federal Parties, the Agreement and the transactions contemplated hereby, from any provisions of an antitakeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(w)       Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no officer or director of KF, or any affiliate of any such officer or director, has any material interest, directly or indirectly, in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of KF.

(x)       Insurance. In the opinion of KF’s management, KF is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. KF’s Disclosure Letter contains a list of all policies of insurance carried and owned by KF showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by KF are in full force and effect, KF is not in default thereunder, all premiums and other payments due under such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(y)       Investment Securities.

(i)       Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by KF is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)       KF is not party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(z)       Indemnification. Except as provided in the Charter or Bylaws of KF, KF is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of KF and, to KF’s knowledge, there are no claims for which any such person would be entitled to indemnification under the Charter and Bylaws of KF, under any applicable law or regulation or under any employment-related agreement.

(aa) Books and Records. The books and records of KF have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(bb) Corporate Documents. KF has previously furnished or made available to the Cincinnati Federal Parties a complete and correct copy of its Charter and Bylaws as in effect as of the date of this Agreement. KF is not in violation of its Charter or Bylaws. The minute books of KF constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and its members.

(cc) CRA, Anti-Money Laundering, OFAC and Customer Information Security. KF has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. KF does not have knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory;” or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To KF’s knowledge, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either to undertake any remedial action. The Board of Directors of KF has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply in all material respects with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder. KF has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(dd) Undisclosed Liabilities. KF has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the balance sheet of KF as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on KF, and (ii) liabilities incurred for legal, accounting and financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(ee) Fees. Neither KF nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for KF, in connection with this Agreement or the transactions contemplated hereby.

3.3       Representations and Warranties of the Cincinnati Federal Parties. Except as set forth in (i) the Mid-Tier’s SEC Reports or (ii) the Cincinnati Federal Parties’ Disclosure Letter, the Cincinnati Federal Parties jointly and severally represent and warrant to KF as follows (a reference to the “Cincinnati Federal Parties” in this Section 3.3 shall include each of the MHC, the Mid-Tier and/or Cincinnati Federal, individually, as and to the extent applicable):

(a)       Organization. The MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. The Mid-Tier is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Cincinnati Federal is a stock savings association, duly organized, validly existing and in good standing under the laws of the United States of America. Each of the MHC, the Mid-Tier and Cincinnati Federal has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of the MHC, the Mid-Tier and Cincinnati Federal is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole.

(b)       Subsidiaries.

(i)       The MHC has no direct subsidiaries other than the Mid-Tier. The Mid-Tier has no direct Subsidiaries other than Cincinnati Federal. Cincinnati Federal has no Subsidiaries other than Cincinnati Federal Investment Services, LLC (“CFIS”). CFIS is a limited liability corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it; and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole.

(ii)       The outstanding shares of capital stock of CFIS have been validly authorized and are validly issued, fully paid and non-assessable and owned by Cincinnati Federal. No shares of capital stock of CFIS are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of CFIS, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of CFIS or options, warrants or other rights with respect to such securities.

(iii)       No Subsidiary of the Mid-Tier, other than Cincinnati Federal, is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(c)       Capital Structure.

(i)       The authorized capital stock of the Mid-Tier consists of 9,000,000 shares of Mid-Tier Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share.

(ii)       As of the date of this Agreement, 1,752,947 shares of Mid-Tier Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and no shares of preferred stock of the Mid-Tier were issued and outstanding. As of December 31, 2017, the MHC was the record and beneficial owner of 945,587 shares of Mid-Tier Common Stock.

(iii)       The shares of Mid-Tier Common Stock to be issued to the MHC upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights. The issuance of the shares of Mid-Tier Common Stock to the MHC in accordance with Section 2.4(b) is exempt from registration under the Securities Act of 1933, as amended.

(d)       Authority. Each Cincinnati Federal Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each Cincinnati Federal Party, and no other corporate proceedings on the part of any Cincinnati Federal Party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) if required by the FRB, the approval and adoption of this Agreement by the holders of the outstanding shares of the Mid-Tier Common Stock and (ii) if required by the FRB, the approval and adoption of this Agreement by the members of the MHC. This Agreement has been duly and validly executed and delivered by each Cincinnati Federal Party and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)       No Violations. The execution, delivery and performance of this Agreement by the Cincinnati Federal Parties does not, and the consummation of the transactions contemplated by this Agreement will not, assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Cincinnati Federal Parties (or any of their respective properties) is subject, (ii) violate the Charter or Bylaws of any Cincinnati Federal Party or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Cincinnati Federal Parties under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which a Cincinnati Federal Party is a party, or to which any of its properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole.

(f)       Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery of this Agreement by the Cincinnati Federal Parties or the consummation of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or non-objections from, and expiration of the related waiting period required by, federal and state banking authorities, including filings and notices with the FRB and the OCC. As of the date hereof, the Cincinnati Federal Parties know of no reason pertaining to them why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)       Governmental Filings. Since January 1, 2015, the Cincinnati Federal Parties have filed all reports, schedules, registration statements and other documents that they have been required to file with the OCC, the FRB and any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)       Financial Statements. The Mid-Tier has previously provided to KF its audited statements of financial condition as of December 31, 2017, 2016 and 2015 and related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017 together with notes thereto, accompanied by the audit report of the Mid-Tier’s independent public auditors (the “Mid-Tier Financial Statements”). The Mid-Tier Financial Statements were prepared from the books and records of the Mid-Tier, fairly present the consolidated financial position of the Mid-Tier at and as of the dates indicated and the consolidated results of operations, stockholders’ equity and cash flows of the Mid-Tier for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(i)       Absence of Certain Changes or Events. Since January 1, 2018, (i) each Cincinnati Federal Party has conducted its business only in the ordinary and usual course of such business consistent with its past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole.

(j)       Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of the Cincinnati Federal Parties, threatened against or affecting the Cincinnati Federal Parties or any of its Subsidiaries or any property or asset of the Cincinnati Federal Parties or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Cincinnati Federal Parties or (ii) challenge the validity or proprietary of the transactions contemplated by the Agreement. To the knowledge of the Cincinnati Federal Parties, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against the Cincinnati Federal Parties or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Cincinnati Federal Parties or any of its Subsidiaries.

(k)       Absence of Regulatory Actions. Since January 1, 2018, neither the Cincinnati Federal Parties nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(l)       Compliance with Laws. Each of the MHC, the Mid-Tier and Cincinnati Federal conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole. The Cincinnati Federal Parties have all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of the Cincinnati Federal Parties, threatened. The Cincinnati Federal Parties are not in violation of or has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole.

(m)       Deposits. The deposit accounts of Cincinnati Federal are insured by the FDIC to the maximum extent permitted by law.

(n)       Books and Records. The books and records of the Cincinnati Federal Parties and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(o)       Corporate Documents. The Cincinnati Federal Parties have previously furnished or made available to KF a complete and correct copy of its Charter and Bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither the Cincinnati Federal Parties nor any of their Subsidiaries is in violation of its Charter, Bylaws or similar organizational documents. The minute books of the Cincinnati Federal Parties and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders or members, as the case may be.

(p)       CRA, Anti-Money Laundering, OFAC and Customer Information Security. Cincinnati Federal has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Cincinnati Federal Parties do not have knowledge of any facts or circumstances that would cause Cincinnati Federal: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. To the knowledge of the Cincinnati Federal Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either the Cincinnati Federal Parties or any of their respective Subsidiaries to undertake any remedial action. The Board of Directors of Cincinnati Federal has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act, and the regulations thereunder. Cincinnati Federal has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(q)       Undisclosed Liabilities. The Cincinnati Federal Parties have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Mid-Tier as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Cincinnati Federal Parties’ ability to perform its obligations under this Agreement, and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(r)       SEC Reports.

(i)       Mid-Tier has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC since March 11, 2015 (the filing date of the Mid-Tier’s Registration Statement on Form S-1 related to its initial public offering) (the “Mid-Tier SEC Reports”), and all such Mid-Tier SEC Reports have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii)       An accurate and complete copy of each Mid-Tier SEC Report is publicly available. No such Mid-Tier SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Mid-Tier SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Mid-Tier SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(s)       Financial Statements; Material Adverse Effect.

(i)       The financial statements of Mid-Tier and its Subsidiaries included (or incorporated by reference) in the Mid-Tier SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Mid-Tier and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Mid-Tier and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Mid-Tier and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Mid-Tier that it intends to resign) or been dismissed as independent public accountants of Mid-Tier as a result of or in connection with any disagreements with Mid-Tier on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)       Neither Mid-Tier nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Mid-Tier included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii)       Since December 31, 2017, (A) Mid-Tier and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Mid-Tier or any of its Subsidiaries.

ARTICLE IV
Conduct Pending the Merger

4.1       Forbearances by KF. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time of the Merger, KF shall not without the prior written consent of the Cincinnati Federal Parties, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)       conduct its business other than in the ordinary and usual course consistent with past practice; take actions that would prevent KF from maintaining intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           (i)        incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) in the ordinary course of business consistent with past practice, (B) the creation of deposit liabilities consistent with past practice or (C) borrowings from the Federal Home Loan Bank;

(ii)       prepay any indebtedness or other similar arrangements that would cause KF to incur any prepayment penalty; or

(iii)       acquire any brokered deposits.

(c)       make, declare or pay any dividend or make any other distribution to its members other than the payment of interest on its savings accounts in the ordinary course of business consistent with past practice;

(d)       other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber or otherwise dispose of any KF Real Property or other assets, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e)       make any equity investment, other than required purchases of FHLB stock, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity or form any new subsidiary;

(f)       enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $15,000 per year;

(g)       make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan with a principal amount that exceeds $150,000, or make any commitment in respect of any of the foregoing (except for Loans or advances as to which KF has a binding obligation to fund as of the date hereof);

(h)       make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any employee, director or executive officer of KF, or any entity controlled, directly or indirectly, by any of them, unless the Loan is approved in advance by Cincinnati Federal’s Chief Lending Officer;

(i)            (i)        increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)       become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director; or

(iii)       appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee;

(j)       commence any action or proceeding, other than to enforce any obligation owed to KF and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $25,000 or (ii) that would impose any material restriction of the operations of the Cincinnati Federal Parties;

(k)       amend its Charter or Bylaws, except as required by Section 5.15;

(l)       restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(m)       make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than three years;

(n)       make any capital expenditures in excess of $50,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or as required by Government Regulators;

(o)       establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)       enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)       make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by applicable law or regulations or by GAAP, or the written direction of a Governmental Entity;

(r)       make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(s)       take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(t)       implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(u)       agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by KF or response thereto by the Cincinnati Federal Parties shall be made in accordance with the notice provisions of Section 8.7 and shall specify that it is a request or response pursuant to this Section 4.1.

4.2       Forbearances by the Cincinnati Federal Parties. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Cincinnati Federal Parties shall not, nor shall they permit any respective Subsidiary to, without the prior written consent of KF, which shall not unreasonably be withheld, conditioned or delayed:

(a)       conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)       take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c)       take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

(d)       agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V
Covenants

5.1       Acquisition Proposals.

(a)               From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as permitted by this Agreement, KF shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information or data regarding KF to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than the Cincinnati Federal Parties), regarding an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of KF or any investment banker, financial advisor, attorney, accountant or other representative retained by KF shall be deemed to be a breach of this Section 5.1 by KF. Notwithstanding the foregoing, before the adoption and approval of this Agreement by KF’s members at a meeting of the members of KF, this Section 5.1(a) shall not prohibit KF, in connection with an Acquisition Proposal, from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal only if to the extent that, (1) the KF Board, after consultation with legal counsel, determines in good faith that such action is reasonably required for the KF Board to comply with its fiduciary duties imposed by applicable law, and (2) at least two (2) business days before furnishing any information to, or entering into discussions or negotiations with, such person, KF gives the Cincinnati Federal Parties written notice of the identity of such person and of KF’s intention to furnish information to, or enter into discussions or negotiations with, such person and KF receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between the Cincinnati Federal Parties and KF.

(b)               KF will notify the Cincinnati Federal Parties immediately orally (within three business days) and in writing (within five business days) of receipt of any Acquisition Proposal, any request for information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to the Cincinnati Federal Parties any written materials received by KF in connection therewith. KF will keep the Cincinnati Federal Parties informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)               KF will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any of the foregoing. KF shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it is a party.

5.2       Advice of Changes. Before the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3       Access and Information.

(a)       Upon reasonable notice, KF shall afford the Cincinnati Federal Parties and its representatives (including, without limitation, directors, officers and employees of the Cincinnati Federal Parties and its affiliates and counsel, accountants and other professionals retained by the Cincinnati Federal Parties) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, tax returns and, subject to the requirements of KF’s independent auditor, work papers of independent auditors), contracts, properties, personnel and such other information relating to KF as the Cincinnati Federal Parties may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by KF in this Agreement.

(b)       From the date hereof until the Effective Time of the Merger, KF shall promptly provide the Cincinnati Federal Parties with (i) a copy of each report, schedule and other document filed with or received by it from a Governmental Entity, unless prohibited by law or regulation, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as the Cincinnati Federal Parties may reasonably request. Notwithstanding the foregoing, KF shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of KF’s customers, jeopardize KF’s attorney-client privilege, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into before the date of this Agreement. The parties hereto will use their best efforts to make appropriate substitute disclosure arrangements, consistent with law, under the circumstances in which the restrictions of the previous sentence apply.

(c)       The Cincinnati Federal Parties will not, and will cause their representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information and documents obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d)       Subject to applicable regulatory policy, KF shall give notice to a designee of the Cincinnati Federal Parties identified by the Cincinnati Federal Parties and shall invite such person to attend all regular and special meetings of KF’s Board of Directors. KF’s Disclosure Letter sets forth the regularly scheduled meetings of KF’s Board of Directors to be held in 2018, which disclosure is hereby deemed to constitute notice of and an invitation to the Cincinnati Federal Parties’ designee to attend such meetings. Such designee shall have no right to vote and shall not attend sessions of the Board of Directors or any committee thereof during which there is discussed (i) matters involving this Agreement; (ii) pending or threatened litigation or investigations, if in the opinion of counsel to KF, the presence of such designee would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed; (iii) matters involving an Acquisition Proposal; or (iv) confidential regulatory information.

(e)       From and after the date hereof, representatives of the Cincinnati Federal Parties and KF shall meet on a regular basis to discuss and plan for the conversion of KF’s data processing and related electronic informational systems to those used by the Cincinnati Federal Parties with the goal of conducting such conversion simultaneously with the consummation of the Merger.

(f)       Within ten business days of the end of each calendar month, KF will provide the Cincinnati Federal Parties with an updated list of all Loans described in Section 3.2(t)(v).

5.4       Applications; Consents.

(a)       The Cincinnati Federal Parties and KF shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Cincinnati Federal Parties and KF shall furnish each other with all information concerning themselves, and any of their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of KF or the Cincinnati Federal Parties to any Governmental Entity in connection with the transactions contemplated by this Agreement. The Cincinnati Federal Parties and KF shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)       As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5       Antitakeover Provisions. KF shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt the Cincinnati Federal Parties, the Agreement and the transactions contemplated hereby from any provisions of an antitakeover nature in the Charter and Bylaws of KF, and the provisions of any applicable federal or state antitakeover laws.

5.6       Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7       Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter the parties hereto shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8       Stockholders’ Meeting; Members’ Meetings.

(a)       If required by the FRB, the Mid-Tier will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to consummate the transactions contemplated by this Agreement. In furtherance of that obligation, if required by the FRB, the Mid-Tier will take, in accordance with applicable law and its Charter and Bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the “Mid-Tier Stockholders’ Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions contemplated hereby. If the FRB requires the Mid-Tier to hold the Mid-Tier Stockholders’ Meeting, the Mid-Tier’s Board of Directors will use all reasonable best efforts to obtain from the Mid-Tier’s stockholders a vote approving and adopting this Agreement. If the FRB requires the Mid-Tier to hold the Mid-Tier Stockholders’ Meeting, except as provided in this Agreement, (i) the Mid-Tier’s Board of Directors shall recommend to the Mid-Tier’s stockholders approval and adoption of this Agreement, (ii) the proxy statement the Mid-Tier distributes to its stockholders shall include a statement to the effect that the Mid-Tier’s Board of Directors has recommended that the Mid-Tier’s stockholders vote in favor of the approval and adoption of this Agreement, and (iii) the MHC shall vote all shares of the Mid-Tier Common Stock owned by it in favor of the approval and adoption of this Agreement.

(b)       If required by the FRB, the MHC will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to consummate the transactions contemplated by this Agreement. In furtherance of that obligation, if required by the FRB, the MHC will take, in accordance with applicable law and its Charter and Bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its members (the “MHC Members’ Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions contemplated hereby. If the MHC is required by the FRB to hold the MHC Members’ Meeting, the MHC’s Board of Directors will use all reasonable best efforts to obtain from the MHC’s members a vote approving and adopting this Agreement. If the FRB requires the MHC to hold the MHC Members’ Meeting, (i) the MHC’s Board of Directors shall recommend to the MHC’s members approval and adoption of this Agreement, and (ii) the proxy statement the MHC distributes to its members shall include a statement to the effect that the MHC’s Board of Directors has recommended that the MHC’s members vote in favor of the approval and adoption of this Agreement.

(c)       Notwithstanding Section 5.8(b), the MHC will submit to its members the proposed amendment to the membership provision contained in the MHC’s Charter, as contemplated by Section 2.1(c). In furtherance of that obligation, if required by the FRB, the MHC will take, in accordance with applicable law and its Charter and Bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its members as promptly as practicable for the purpose of considering and voting on approval and adoption of such amendment to the MHC’s Charter. The MHC’s Board of Directors will use all reasonable best efforts to obtain from the MHC’s members a vote approving and adopting such amendment to the MHC’s Charter. The MHC’s Board of Directors shall recommend to the MHC’s members approval and adoption of such amendment to the MHC’s Charter.

(d)       As required by 12 C.F.R. §239.7(a)(2)(ii), KF will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to consummate the transactions contemplated by this Agreement. In furtherance of that obligation, KF will take, in accordance with applicable law and its Charter and Bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of KF’s members (the “KF Members’ Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions contemplated hereby. KF’s Board will use all reasonable best efforts to obtain from KF’s members a vote approving and adopting this Agreement. Except as provided in this Agreement, (i) KF’s Board of Directors will recommend to its members that they vote in favor of the approval and adoption of this Agreement, (ii) the proxy statement KF distributes to its members shall include a statement to the effect that KF’s Board of Directors has recommended that its members vote in favor of the approval and adoption of this Agreement, and (iii) neither KF’s Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to the Cincinnati Federal Parties, the recommendation of KF’s Board of Directors that its members vote in favor of approval and adoption of this Agreement or make any statement in connection with the KF Members’ Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if KF’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the KF Members’ Meeting it may submit the Agreement without recommendation, in which case KF’s Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto to the extent required by law; provided that before submitting the Agreement without recommendation, KF shall have complied in all material respects with Section 5.1, including giving the Cincinnati Federal Parties written notice promptly (and in any event within twenty-four (24) hours) advising them of the decision of KF’s Board of Directors to take such action.

5.9       Proxy Statements.

(a)               If required by the FRB, as promptly as reasonably practicable following the date hereof, the MHC and the Mid-Tier shall prepare, proxy statements and related materials relating to the matters to be submitted to the MHC Members’ Meeting and/or the Mid-Tier’s Stockholders’ Meeting (such proxy statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the “Cincinnati Federal Parties’ Proxy Statements”). Upon request, KF will furnish to the MHC the information required to be included in the Cincinnati Federal Parties’ Proxy Statements with respect to its business and affairs and shall have the right to review and consult with the MHC and the Mid-Tier on the form of, and any characterizations of such information included in, the Cincinnati Federal Parties’ Proxy Statements. The MHC and the Mid-Tier shall use reasonable best efforts to have the Cincinnati Federal Parties’ Proxy Statements cleared for use by the FRB, if required, and to have the Cincinnati Federal Parties’ Proxy Statements mailed to the Mid-Tier’s stockholders and/or to the MHC’s members. If at any time before the Effective Time any information relating to KF or the Cincinnati Federal Parties, or any of their respective affiliates, officers or directors, should be discovered by KF or the Cincinnati Federal Parties which should be set forth in an amendment or supplement to the Cincinnati Federal Parties’ Proxy Statements so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be disseminated to the members of the MHC and or the stockholders of the Mid-Tier, as applicable.

(b)       As promptly as reasonably practicable following the date hereof, KF shall prepare a proxy statement and related materials relating to the matters to be submitted to the KF Members’ Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the “KF Proxy Statement”). Upon request, the Cincinnati Federal Parties will furnish to KF the information required to be included in the KF Proxy Statement with respect to its business and affairs and shall have the right to review and consult with KF on the form of, and any characterizations of such information included in, the KF Proxy Statement. KF shall use reasonable best efforts to have the KF Proxy Statement cleared for use by the OCC, if required, and to have the KF Proxy Statement mailed to KF’s members as promptly as practicable thereafter. If at any time before the Effective Time any information relating to KF or the Cincinnati Federal Parties or any of their respective affiliates, officers or directors, should be discovered by KF or the Cincinnati Federal Parties which should be set forth in an amendment or supplement to the KF Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to KF’s members.

5.10       Notification of Certain Matters. Each party hereto shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and any Subsidiary taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect on the party giving notice. Each of the parties hereto shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11       Employee Benefits Matters; Appointment of Officers; and Retention Bonuses.

(a)       Cincinnati Federal shall interview each KF employee to determine, with the advice of KF’s Board of Directors and KF’s executive officers, the nature and scope of any continued employment with the Resulting Institution. All employees of KF immediately before the Effective Time and whose employment is not specifically terminated at or before the Effective Time (a “KF Continuing Employee”) shall, at the Effective Time, become employees of Cincinnati Federal; provided, however, that in no event shall any of KF’s employees become officers of any of the Cincinnati Federal Parties, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the Bylaws of the appropriate Cincinnati Federal Party, if the Bylaws require such election or appointment. Unless otherwise set forth in a written agreement, all KF Continuing Employees shall be employed at the will of the appropriate Cincinnati Federal Party and no contractual right to employment shall inure to such employees because of this Agreement. The Cincinnati Federal Parties will provide to KF a schedule of KF Continuing Employees as soon as practicable but no later than 30 days before the Effective Date. For each KF employee who is not a KF Continuing Employee or for any KF Continuing Employee that is terminated without cause within six months after the Effective Date, Cincinnati Federal shall pay, on the Effective Date or date of termination, as applicable, cash severance to the individual equal to one weeks’ pay for every year of service with KF, with a minimum severance benefit equal to four weeks’ pay.

(b)       (i)         Before the Effective Date, Cincinnati Federal shall interview KF’s Managing Officer, its Vice President/Controller, its Loan Officer and its Williamstown Branch Manager to determine, with the advice of KF’s Board of Directors, the nature and scope of continued employment with the Resulting Institution. Cincinnati Federal will offer such individuals continuing employment with the Resulting Institution for at least three months following the Effective Date. If Cincinnati Federal terminates any such individual without cause at the end of such three-month period, Cincinnati Federal shall pay, on the date of termination, cash severance to the individual equal to one weeks’ pay for every year of service with KF, with a minimum severance benefit equal to eight weeks’ pay.

            (ii)        If any such individual remains employed with the Resulting Institution after six months after the Effective Date, the Resulting Institution shall consider a bonus program for such individual.

(c)       As of the Effective Time, the Cincinnati Federal Parties shall make available employer-provided health and other employee welfare benefit plans to each KF Continuing Employee on the same basis as it provides such coverage to similarly situated Cincinnati Federal Parties’ employees. KF Continuing Employees shall receive credit for service with KF under any existing or new Cincinnati Federal Parties’ health plan in which such employees or their dependents would be eligible to enroll and for purposes of determining the amount of vacation and sick leave accrual. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. KF Continuing Employees who become covered under a Cincinnati Federal Parties’ health plan shall be required to satisfy the deductible limitations of the Cincinnati Federal Parties’ health plan for the plan year in which coverage commences, with offset for deductibles satisfied under the KF health plan and KF Continuing Employee shall not be subject to any pre-existing condition under such plans. Unless a KF Continuing Employee affirmatively terminates coverage under a KF health plan before the time that such KF Continuing Employee becomes eligible to participate in a Cincinnati Federal Parties’ health plan, no coverage of any of the KF Continuing Employees or their dependents shall terminate under any other KF health plans before the time such KF Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of the Cincinnati Federal Parties and their dependents.

(d)       Each KF Continuing Employee shall be eligible to participate in the Cincinnati Federal Parties 401(k) Plan with credit for prior service with KF for purposes of eligibility and vesting but not for purposes of benefit accrual. KF Continuing Employees will be treated as “new hires” under the Cincinnati Federal Parties’ ESOP.

5.12       Indemnification.

(a)       The Cincinnati Federal Parties agree to indemnify and hold harmless each of the current and former directors, officers and employees of KF (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time to the fullest extent provided by the OCC regulations and KF’s Charter and Bylaws against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of KF or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to KF’s Charter and its Bylaws or applicable regulations as in effect on the date of this Agreement and as permitted by applicable law, and the Cincinnati Federal Parties shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)       Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such action, suit, proceeding or investigation described above, shall promptly notify the Cincinnati Federal Parties thereof. Any failure to so notify shall not affect the obligations of the Cincinnati Federal Parties under Section 5.12(a) unless and to the extent that the Cincinnati Federal Parties is actually prejudiced as a result of such failure.

(c)       If the Cincinnati Federal Parties or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in required each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Cincinnati Federal Parties assume the obligations set forth in this Section 5.12.

(d)       Before the Effective Time, Cincinnati Federal shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in KF’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the aggregate premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by KF for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contain in KF’s existing policy cannot be obtained at a premium no in excess of 150% of KF’s current annual premium, then Cincinnati Federal shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as directed in writing by KF.

(e)       The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13       Board of Directors; Advisory Board.

(a)               The MHC, the Mid-Tier and Cincinnati Federal shall each take all action necessary to appoint Philip E. Wehrman to their respective Board of Directors effective upon the Effective Time. After the Effective Date, the MHC, the Mid-Tier and Cincinnati Federal hereby agree to nominate him so that he may serve for a full three-year term as a director, subject to their respective corporate governance policies and criteria for the nomination of incumbent directors.

(b)               Cincinnati Federal shall establish, effective as of the Effective Date, an advisory board of its Board of Directors (the “Advisory Board”) and will offer membership on the Advisory Board for a three-year term, commencing on the Effective Date, to four directors of KF (other than the director of KF referenced in Section 5.13(a)). Members of the Advisory Board are expected to attend at least 10 of the 12 meetings of the Board of Directors Cincinnati Federal held each year. Each member of the Advisory Board will receive an annual fee of $12,000, payable in monthly installments.

5.14       Branch Offices. Except for KF’s branch office located at 100 South Main Street, Williamstown, KY 41097 (the “Williamstown Office”), KF’s main office and other branch offices in lawful operation immediately before the Effective Time shall operate as branch offices of the Resulting Institution. It is Cincinnati Federal’s current intention to close the Williamstown Office concurrently with or as soon as practicable after the Effective Date. The decision whether to close the Williamstown Office or operate it as a branch office of the Resulting Institution shall rest solely with Cincinnati Federal, and Cincinnati Federal shall consult with KF before making the decision.

5.15       Confidentiality. Except for the use of information in connection with the proxy statements to be prepared by KF and the Cincinnati Federal Parties in accordance with Section 5.9 and governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of KF and the Cincinnati Federal Parties pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of KF or the Cincinnati Federal Parties to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the proxy statements to the members or shareholders of each party, this Section shall not apply to Information included in any such proxy statement. In the event the transactions contemplated by this Agreement are not consummated, KF and the Cincinnati Federal Parties agree to promptly return all copies of the Information (including all copies, summaries and memorandum) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

ARTICLE VI
Conditions to Consummation

6.1       Conditions to Each Party’s Obligations. The respective obligations of the parties hereto to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)       Member/Stockholder Approval. This Agreement shall have been approved by the requisite vote of the members of KF, in accordance with applicable laws and regulations. If required by the FRB, this Agreement shall have been approved by the requisite vote of the MHC’s members and by the requisite vote of the Mid-Tier’s Stockholders, in accordance with applicable laws and regulations.

(b)       Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired.

(c)       No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)       Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole (after giving effect to the consummation of the transactions contemplated hereby).

(e)       The Independent Appraisal shall have received any required final approval from the appropriate Government Regulator.

6.2       Conditions to the Obligations of the Cincinnati Federal Parties. The obligations of the Cincinnati Federal Parties to effect the Merger and the other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which the Cincinnati Federal Parties may waive:

(a)       KF’s Representations and Warranties. Each representation and warranty of KF set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each representation and warranty of KF set forth in this Agreement that is not so qualified, shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on KF, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)       Performance of KF’s Obligations. KF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)       Officers’ Certificate. The Cincinnati Federal Parties shall have received a certificate signed by the managing officer of KF and by the comptroller of KF to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on KF.

(e)       Good Standing and Other Certificates. The Cincinnati Federal Parties shall have received certificates, dated as of a date as close as practicable to the Closing Date, from appropriate authorities as to the corporate existence of KF, and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as the Cincinnati Federal Parties may reasonably require.

(f)       Burdensome Condition. No approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition, restriction or requirement that would so materially and adversely impact the economic or business benefits to the Cincinnati Federal Parties of the transactions contemplated hereby that, had such condition or requirement been known, the Cincinnati Federal Parties would not, in their reasonable judgment, have entered into this Agreement.

6.3       Conditions to the Obligations of KF. The obligations of KF to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which KF may waive:

(a)       Cincinnati Federal Parties’ Representations and Warranties. Each representation and warranty of the Cincinnati Federal Parties set forth in this Agreement that is qualified as to Material Adverse Effect or materiality shall be true and correct, and each representation and warranty of the Cincinnati Federal Parties set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on the Cincinnati Federal Parties, taken as a whole, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)       Performance of Cincinnati Federal Parties’ Obligations. Each Cincinnati Federal Party shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or before the Effective Time of the Merger.

(c)       Officers’ Certificate. KF shall have received a certificate signed by the president and by the chief financial or principal accounting officer of the Cincinnati Federal Parties to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)       Good Standing and Other Certificates. KF shall have received certificates, dated as of a date as close as practicable to the Closing Date, from appropriate authorities as to the corporate existence of each of the Cincinnati Federal Parties, and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as KF may reasonably require.

ARTICLE VII
Termination

7.1       Termination. The parties hereto may terminate this Agreement and abandon the Merger at any time before the Effective Time by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval, as follows:

(a)       Mutual Consent. By the mutual written consent of the Cincinnati Federal Parties and KF; or

(b)       No Stockholder or Member Approval, if Required. By the Cincinnati Federal Parties or KF, if the Mid-Tier’s stockholders, the MHC’s members or KF’s members fail to approve the Agreement at their respective meetings (in the case of the Mid-Tier’s stockholders and the MHC’s members, if their approval is required); provided, however, that the Cincinnati Federal Parties or KF, as applicable, shall have complied in all material respects with their or its respective obligations under Section 5.8; or

(c)       No Regulatory Approval. By either the Cincinnati Federal Parties or KF, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-applicable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)       Delay. By either the Cincinnati Federal Parties or KF, if the Merger shall not have occurred by December 31, 2018, unless the failure of the Merger to occur by such date is due to the breach by the party seeking to terminate of any representation, warranty or covenant contained in this Agreement applicable to such party; or

(e)       Material Breach of Representation, Warranty or Failure to Perform Covenant. By either the Cincinnati Federal Parties or KF (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)       Failure of KF to Recommend Approval. By the Cincinnati Federal Parties, (i) if KF’s Board of Directors does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval and adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, KF’s Board of Directors withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to the Cincinnati Federal Parties; or

(g)       Failure of the MHC and/or the Mid-Tier to Recommend Approval. By KF: (i) if the MHC’s Board of Directors or the Mid-Tier’s Board of Directors, as applicable, does not publicly recommend in any required proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of the MHC or the stockholders of the Mid-Tier, as applicable, approve and adopt this Agreement or (ii) if, after making such recommendation in such proxy statement, the MHC’s Board of Directors or the Mid-Tier’s Board of Directors, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to KF; or

(h)       Superior Proposal. By KF, (i) if KF’s Board of Directors authorizes KF to enter into an agreement with respect to an Acquisition Transaction that it has determined is a Superior Proposal and (ii) KF has not materially breached its obligations under Section 5.1; provided, however, that KF shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following KF’s written notice advising the Cincinnati Federal Parties that KF has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether KF intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, KF shall provide a reasonable opportunity to the Cincinnati Federal Parties during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable KF to proceed with the transactions contemplated herein on such adjusted terms.

7.2       Termination Fee. If this Agreement is validly terminated (i) by the Cincinnati Federal Parties pursuant to Section 7.1(e) hereof as a result of KF’s willful or intentional breach, in any material respect, of its representations or warranties or as a result of KF’s willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, or (ii) by KF pursuant to Section 7.1(h) hereof, then KF shall pay Cincinnati Federal a termination fee of $300,000 in immediately available funds within three (3) business days after the date of termination. If this Agreement is validly terminated by KF pursuant to Section 7.1(e) hereof as a result of the Cincinnati Federal Parties’ willful or intentional breach, in any material respect, of their representations or warranties or as a result of the Cincinnati Federal Parties’ willful or intentional failure to perform, in any material respect, any of their covenants or other agreements contained in this Agreement, then the Cincinnati Federal Parties shall pay KF a termination fee of $300,000 in immediately available funds within three (3) business days after the date of termination.

7.3       Effect of Termination. If this Agreement is terminated by either the Cincinnati Federal Parties or KF as provided in Section 7.1, then this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved or released from any liabilities or damages arising out of the willful breach of any provision of this Agreement.

ARTICLE VIII
Certain Other Matters

8.1       Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2       Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.11, 5.12 and 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3       Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

8.4       Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5       Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, without regard to conflicts of laws principles.

8.6       Expenses. Except as provided in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7       Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Cincinnati Federal Parties, to:

Cincinnati Federal
6851 Harrison Avenue
Cincinnati, OH 45247
Attention: Joseph V. Bunke, President
jbunke@cincinnatifederal.com

With a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Attention: Kip Weissman, Esq.
kweissman@luselaw.com

If to KF, to:

Kentucky Federal Savings and Loan Association
1050 Scott Street
Covington, KY 41011
Attention:	Philip E. Wehrman, Chairman
Phil.wehrman@rumpke.com
Jay Thelen, President
Jaypt54@gmail.com

With a copy to:

Vorys, Sater, Seymour and Pease LLP
301 East Fourth Street
Suite 3500, Great American Tower
Cincinnati, Ohio 45202
Attention: Kimberly J. Schaefer, Esq.
kjschaefer@vorys.com

8.8       Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9       Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CF Mutual Holding Company

By:	/s/ Joseph V. Bunke
Joseph V. Bunke
President

Cincinnati Bancorp

By:	/s/ Joseph V. Bunke
Joseph V. Bunke
President

Cincinnati Federal

By:	/s/ Joseph V. Bunke
Joseph V. Bunke
President

Kentucky Federal Savings and Loan Association

By:	/s/ Philip E. Wehrman
Philip E. Wehrman
Chairman

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